Exhibit 4.2

STOCK PURCHASE AGREEMENT

between

Ming zhang, AS THE BUYER,

AND

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., AS THE SELLER

DATED

December 11, 2020

i

5.7	Sufficiency of Funds	14
6.	COVENANTS OF THE SELLER	14
6.1	Access and Investigation	14
6.2	Operation of the Business of the Company Prior to the Closing	14
6.3	Required Approvals	14
6.4	Notification	14
6.5	No Negotiation	15
6.6	Proprietary Information	15
6.7	Public Announcements	15
6.8	Best Efforts	15
6.9	Confidentiality	15
7.	TAX MATTERS	15
7.1	Responsibility for Filing Tax Returns.	15
7.2	Cooperation on Tax Matters	15
7.3	Sales and Transfer Taxes	16
8.	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE.	16
8.1	Accuracy of Representations.	16
8.2	The Seller’ Performance	16
8.3	Authorization	16
8.4	Consents and Approvals	16
8.5	Government Consents, Authorizations, Etc	16
8.6	Additional Documents	16
8.7	No Proceedings	17
8.8	No Claim Regarding Stock Ownership or Sale Proceeds	17
8.9	No Prohibition	17
8.10	Absence of Material Adverse Change	17
9.	CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.	17
9.1	Payment of Purchase Price	17
9.2	Additional Documents	17
9.3	Accuracy of Representations	18
9.4	Consents and Approvals	18
9.5	The Buyer’s Performance	18
9.6	No Injunction	18
10.	TERMINATION.	18
10.1	Termination Events	18
10.2	Effect of Termination	18
11.	INDEMNIFICATION; REMEDIES.	19
11.1	Non-Survival	19
11.2	Indemnification by the Seller	19
11.3	Indemnification by the Buyer	19
11.4	Procedure for Indemnification of Third Party Claims.	19
11.5	Procedure For Indemnification Other Claims	20
11.6	Tax Treatment of Indemnification Payments	20
11.7	Exclusive Remedies	21
12.	GENERAL PROVISIONS.	21
12.1	Expenses	21
12.2	Public Announcements	21
12.3	Notices	21
12.4	Further Assurances	22
12.5	Waiver	22
12.6	Entire Agreement and Modification	23
12.7	Assignments, Successors, and no Third-Party Rights	23
12.8	Severability	23
12.9	Section Headings, Construction	23
12.10	Time of Essence	23
12.11	Governing Law; Waiver of Jury Trial; Jurisdiction.	24
12.12	Counterparts; Facsimile and Electronic Signatures	24
12.13	Representation by Counsel	24

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 11, 2020 by ming zhang, a citizen of the PRC (“the Buyer”) and BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD., a company organized under the laws of the PRC (the “Seller”).

RECITALS

WHEREAS, immediately prior to the Closing, the Seller owns all the issued and outstanding equity interests (the “Shares”) of BOQI ZHENGJI PHARMACY CHAIN CO., LTD. a company organized under the laws of the PRC (the “Company”).

WHEREAS, the Buyer desires to purchase and acquire from the Seller, and the Seller desire to sell and transfer to the Buyer, all the Shares for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Accounts Receivable” as defined in Section 4.8.

“Applicable Contract” any Contract (a) under which the Company has or may acquire any rights, (b) under which Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

“Benefit Plan” any employee benefit plan that is maintained or contributed to by the Company or the Seller for the benefit of the Company’s employees or with respect to which the Company has or may have any liability.

“Best Efforts” the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

“Breach” a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Business Day” means any day except Saturday, Sunday or any other day on which the commercial banks located in the United States are authorized or required by Law to be closed for business.

“Buyer” as defined in the first paragraph of this Agreement.

“Closing” as defined in Section 2.3.

“Closing Date” as defined in Section 2.3.

“Company” as defined in the first paragraph of this Agreement.

“Confidential Information” means all non-public, confidential or proprietary information of the Company, including Intellectual Property.

“Consent” any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means the purchase of the Shares by the Buyer and the other transactions contemplated by this Agreement.

“Contract” any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Direct Claim” as defined in Section 11.4 (c).

“Encumbrance” any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Law” any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f)   reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Facilities” any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

“Governmental Authorization” any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.

“Hazardous Activity” the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

“Hazardous Materials” any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Intellectual Property” as defined in Section 4.22.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is a key employee or is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Latest Balance Sheet” as defined in Section 4.4.

“Legal Requirement” any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Material Adverse Effect”: means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (vi) any matter of which the Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Occupational Safety and Health Law” any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Person” any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“PRC” the People’s Republic of China (excluding, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

“Proceeding” any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” as defined in Section 4.20(b).

“Purchase Price” as defined in Section 2.2.

“Release” any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” with respect to a particular person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” as defined in the first paragraph of this Agreement.

“Shares” as defined in the Recitals of this Agreement.

“Straddle Period” as defined in Section 7.1.

“Tax” any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third-Party Claim” as defined in Section 11.4(a).

“Threat of Release” a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.	SALE AND TRANSFER OF SHARES; CLOSING.

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller all right, title and interest in and to the Shares, free and clear of all Encumbrance.

2.2 Purchase Price. The aggregate purchase price for the Shares shall be USD $1,700,000.00 (the “Purchase Price”), payable in cash at the Closing.

2.3 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at such place as agreed upon by the parties and on such date which is no later than two business days after the date that all closing conditions set forth in Sections 8 and 9 have been satisfied or waived, or on such other date as the Buyer and the Seller shall mutually agree (the “Closing Date”). The Closing may also be consummated by facsimile, electronically and by other means satisfactory to the Buyer, the Seller and their respective counsel. The Closing shall be deemed to occur as of midnight on the Closing Date.

2.4 Closing Obligations. At the Closing:

(a) The Seller will deliver to the Buyer (i) certificates representing all of the Shares, duly endorsed in blank or with a fully executed stock power attached, or duly executed instrument of share transfer with respect to the Shares, all in proper form for transfer and in form and substance satisfactory to the Buyer; (ii) evidence that the official records of all Governmental Bodies of the PRC with appropriate jurisdiction have been updated to reflect the Buyer owns, beneficially and on the record, all the Shares; and (iii) all other agreements, documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 8.6; and

(b) The Buyer will deliver the Purchase Price and all agreements, documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 9.2.

2.5 Method of Payment. All payments under this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by the Seller to the Buyer no later than 5 Business Days prior to the Closing Date.

2.6 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO ITSELF

The Seller represents and warrants to the Buyer as to itself as follows:

3.1 Title to the Shares. The Seller is the lawful owner, of record and beneficially, of all of the Shares, free and clear of all Encumbrances whatsoever. Except for this Agreement, there are no agreements or understandings between the Seller and any other Person with respect to the acquisition, disposition or voting of or any other matters pertaining to any of the capital stock of the Seller or the Company and no restriction on the voting rights and other incidents of record or beneficial ownership pertaining thereto. There are no Proceedings or Orders pending or, to the Knowledge of the Seller, threatened by or against the Seller relating to its Shares.

3.2 Authority; Noncontravention by the Seller. The Seller is a corporation validly existing, and in good standing under the laws of Hong Kong. The Seller has all requisite power and authority to execute, deliver and perform the Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Seller, and this Agreement has been duly and validly executed and delivered by the Seller, and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

3.3 Consents Required. Except as otherwise set forth specifically in this Agreement, no consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and consummation by the Seller of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER AS TO THE COMPANY

The Seller represents and warrants to the Buyer as to the Company as follows:

4.1 Organization and Good Standing.

(a) The Company is validly existing, and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in the Ordinary Course of Business and under its contracts. The Company is duly qualified to do business as a foreign company and is in good standing under the laws of each country, territory or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) The Seller has delivered to the Buyer copies of the Organizational Documents of the Company, as currently in effect.

4.2 Authority; No Conflict.

(a) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company; or

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Seller, or any of the assets owned or used by the Company, may be subject, except where such contravention would not have a Material Adverse Effect.

Except as otherwise set forth specifically in this Agreement, neither the Seller nor the Company is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization.

The Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. With the exception of the Shares (which are owned by the Seller), all of the outstanding equity securities and other securities of the Company are owned of record and beneficially by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

4.4 Financial Statements. The Seller has delivered to the Buyer the unaudited consolidated balance sheets of the Company as at September 30, 2020 (the “Latest Balance Sheet”) and December 31, 2019, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, including the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements. The financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

4.5 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.6 Title to Properties; Encumbrances. The Seller has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired all real property, leaseholds, or other interests owned by it, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Seller or the Company and relating to such property or interests. The Company has good and valid title to all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Latest Balance Sheet (except for personal property sold since the date of the Latest Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Latest Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

4.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment of is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

4.8 Accounts Receivable. All accounts receivable of the Company that are reflected on the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

4.9 Inventory. All inventory of the Company, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

4.10 No Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not material in amount.

4.11 Taxes.

The Company has filed or caused to be filed on a timely basis through the date hereof all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. The Seller has delivered or made available to the Buyer copies of all such Tax Returns filed for its three most recent completed Tax years. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Seller or the Company.

4.12 No Material Adverse Change. Since the date of the Latest Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.13 Employee Benefits. The Seller has delivered to the Buyer a complete list of each Benefit Plan. With respect to each Benefit Plan, the Company has heretofore made available to the Buyer correct and complete copies of each of the following documents: (a) the Benefit Plan and all related documents (including all amendments thereto), (b) the summary plan description prepared for each such Benefit Plan (including all amendments thereto) and (c) all Contracts with third-party administrators, actuaries, investment managers, consultants or other independent contractors related to each such Benefit Plan. Each Benefit Plan has been administered and operated in material compliance with its terms, and the requirements of all applicable Legal Requirements.

4.14 Compliance With Legal Requirements; Governmental Authorizations.

(a) The Company is in compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would not have a Material Adverse Effect;

(b) Each Governmental Authorization held or required to be held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company is valid and in full force and effect;

(c) The Company has been and is in full compliance with all of the terms and requirements of each Governmental Authorization held or required to be held by it or that otherwise relates to the business of, or to any of the assets owned or used by it;

(d) All applications required to have been filed for the renewal of the Governmental Authorizations referred to above have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies; and

(e) The Company has been granted all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

4.15 [Intentionally Omitted].

4.16 Absence of Certain Changes and Events. Since the date of the Latest Balance Sheet until the date of this Agreement, the Company has operated in the Ordinary Course of Business in all material respects and there has not been, with respect to the Company, any event, occurrence or development that has had a Material Adverse Effect;

4.17 Contracts; No Defaults.

The Seller has delivered to the Buyer copies, including all schedules, exhibits and amendments, of all Contracts to which the Company is a party or to which the business of the Company is subject involving either (a) obligations (contingent or otherwise) of, or the possibility of payments to, the Company in excess of $10,000.00 (the “Material Contracts”), (b) actual or purported restrictions on the ability of the Company to compete in any line of business or with any Person or in any geographic area during any period of time, or (c) actual or purported restrictions on the prices the Company may charge for its products or services. Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. The Company is not in material breach or violation of any Material Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. To the Seller’ and the Company’s Knowledge, no other party to any Material Contract is in material breach or violation of that Contract and no event has occurred which, with the giving of notice or the passage of time, would result in a default or violation thereunder. The Seller and the Company have no reason to believe that there is a reasonable likelihood that any party to any Material Contract will be unable to or will choose to not comply with the terms of any Material Contract. The Company has not received from any party to a Material Contract any notice of any intention to terminate any Material Contract. All Contracts of the Company relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.18 Insurance.

The Seller has delivered to the Buyer: true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is a named insured or otherwise the beneficiary of coverage. Such insurance policies are in full force and effect on the date of this Agreement and all premiums due on such insurance policies have been paid, except as would not have a Material Adverse Effect.

4.19 Environmental Matters.

(a) Except as would not have a Material Adverse Effect, to the Seller’s Knowledge, the Company is in compliance with all Environmental Laws and have not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and are in material compliance with all Environmental Permits necessary for the ownership, lease, operating or use of the business or assets of the Company.

4.20 Employees.

(a) The Seller has provided to the Buyer a complete and accurate list of the following information for each employee, officer or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2017; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan or any other employee benefit plan).

(b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Seller or the Company by any such employee or director. To the Seller’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

4.21 Labor Relations; Compliance.

(a) The Company is not a party to any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2019 there has not been, nor, to the Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b) The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

4.22 Intellectual Property.

(a) Intellectual Property means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

(b) Except as would not have a Material Adverse Effect, to the Seller’s Knowledge (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating the Company’s Intellectual Property. This Section 4.22(b) constitutes the sole representation and warranty of the Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or violation of Intellectual Property.

4.23 Certain Payments. Neither the Company nor director, officer, agent, or employee of the Company, or to the Seller’s or the Company’s Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

4.24 Disclosure. There is no fact known to the Seller that has specific application to the Seller or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement.

4.25 Brokers or Finders. The Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer represents and warrants to the Seller as follows:

5.1 Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms. The Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to any Legal Requirement or Order to which the Buyer may be subject or bound.

(c) No consent, permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Body is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and consummation by the Buyer of the transactions contemplated hereby.

5.2 Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer’s Knowledge, no such Proceeding has been Threatened.

5.3 Investment Purpose. The Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.4 Brokers or Finders. The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Seller harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

5.5 Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller and the Company for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, The Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Section 3 of this Agreement; and (b) none of the Seller, or any other Person has made any representation or warranty as to the Seller, the Company or this Agreement, except as expressly set forth in Section 3 of this Agreement.

5.6 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer's knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

5.7 Sufficiency of Funds. The Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

6.	COVENANTS OF THE SELLER

6.1 Access and Investigation. From the date hereof until the Closing, the Seller shall, and shall cause the Company to: (a) afford the Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish the Buyer and its Representatives with such financial, operating and other data and information related to the Company as the Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Seller and the Company to cooperate with the Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller, under the supervision of the Seller's personnel and in such a manner as not to interfere with the normal operations of the Company.

6.2 Operation of the Business of the Company Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the Ordinary Course of Business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 4.16 to occur.

6.3 Required Approvals. As promptly as practicable after the date of this Agreement, the Seller will, and will cause the Company to, obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of the Contemplated Transactions, to obtain any consent that may be required from a party to an agreement with an Company that may give such party a right to cancel such agreement as a result of the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Seller will, and will cause the Company to, cooperate with the Buyer with respect to all consents, approvals or filings that the Buyer elects to make or obtain or is required by Legal Requirements to make or obtain in connection with the Contemplated Transactions.

6.4 Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify the Buyer in writing if the Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of the Seller’s or the Company’s representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Seller will promptly notify the Buyer of the occurrence of any Breach of any covenant of the Seller in this Section 6 or of the occurrence of any event that may make the satisfaction of the conditions in Section 8 impossible or unlikely.

6.5 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 10, the Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

6.6 Proprietary Information. All confidential or proprietary information or work product relating to the Company or business of the Company that is known to the Seller as of the Closing Date shall be the sole property of the Buyer and the Company. The Seller shall not use or disclose such information or work product except for the benefit of the Buyer or the Company and their respective successors and assigns, and the Seller shall take reasonable steps to protect such information and work product from misuse, loss, theft or accidental disclosure.

6.7 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

6.8 Best Efforts. Between the date of this Agreement and the Closing Date, the Seller will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

6.9 Confidentiality. The Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.9 shall nonetheless continue in full force and effect.

7.	Tax MAtters

7.1 Responsibility for Filing Tax Returns.

(a) The Seller shall prepare, or cause to be prepared, in a timely manner, all income Tax Returns of the Company that are due after the Closing with respect to any taxable period ending prior to or ending on and including the Closing Date; provided, however, that any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of the Company.

(b) The Buyer shall after the Closing prepare and file, or cause to be prepared and filed, Tax Returns of the Company for any period beginning prior to the Closing Date and ending after the Closing Date (a “Straddle Period”). Any such Tax Return shall be prepared by treating items on that Tax Return in a manner consistent with the prior Tax Returns of the Company. The Buyer shall deliver to the Seller draft copies of each such Tax Return at least thirty (30) days prior to the date for filing that Tax Return. The Buyer shall make all changes in each such Tax Return reasonably requested by the Seller.

7.2 Cooperation on Tax Matters. Commencing on the Closing Date, the Buyer, on the one hand, and the Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes, in each case, in respect of any period ending prior to or on the Closing Date or any Straddle Period.

7.3 Sales and Transfer Taxes. All sales and transfer Taxes (including all stock transfer Taxes, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Seller, and the Seller shall, at the Seller’ own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer Taxes.

8.	CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATION TO CLOSE.

The Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

8.1 Accuracy of Representations. All of the Seller’s representations and warranties in this Agreement (considered collectively), and each of those representations and warranties (considered individually)(without giving effect to any qualification contained therein as to materiality, including the phrases “material”, “in all material respects” and “material adverse change”), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 The Seller’ Performance. All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

8.3 Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by each of them, and the Seller shall have full power and authority or capacity to enter into this Agreement and to consummate the transactions contemplated hereby on the terms provided herein.

8.4 Consents and Approvals. The Buyer shall have received duly executed copies of all consents and approvals required for or in connection with the execution and delivery by the Seller of this Agreement, for the consummation of the transactions contemplated hereby, and the continued conduct of the business of the Company as previously conducted, each in form and substance satisfactory to the Buyer.

8.5 Government Consents, Authorizations, Etc. All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Body, which are required for or in connection with the execution and delivery by the parties of this Agreement and the consummation by the parties of the transactions contemplated hereby and in order to permit or enable the Company to conduct their business after the Closing in substantially the same manner as previously conducted shall have been obtained or made, in form and substance reasonably satisfactory to the Buyer, and shall be in full force and effect.

8.6 Additional Documents. Each of the following documents must have been delivered to the Buyer:

(a) A certificate executed by the Seller representing and warranting to the Buyer that the Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

(b) A copy of the Seller’s current business license and articles of association.

(c) A copy of the resolutions of the Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Seller.

(d) such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Seller’ representations and warranties, (ii) evidencing the performance by the Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.7 No Proceedings. Since the date of this Agreement, there must not have been commenced against the Seller, or against any Person affiliated with the Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.8 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.9 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

8.10 Absence of Material Adverse Change. Since the date of this Agreement, in the reasonable judgment of the Buyer, there shall have been no material adverse change in the assets, financial condition, operating results, customer, supplier or employee relations or liabilities of the Company including any material casualty loss or damage to the assets of the Company, whether or not covered by insurance.

9.	CONDITIONS PRECEDENT TO THE SELLER’s OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

9.1 Payment of Purchase Price. The Buyer shall have delivered to the Seller the Purchase Price by wire transfer of same day funds.

9.2 Additional Documents. The following document must have been delivered to the Seller:

(a) A certificate executed by the Buyer to the effect that, except as otherwise stated in such certificate, each of the Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

9.3 Accuracy of Representations. All of the Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.4 Consents and Approvals. The Seller shall have obtained all consents and approvals required for or in connection with the execution and delivery by the Seller of this Agreement, for the consummation of the transactions contemplated hereby.

9.5 The Buyer’s Performance. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

9.6 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by the Seller to the Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10.	TERMINATION.

10.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either the Buyer or the Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) (i) by the Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date; or

(ii) by the Seller, if any of the conditions in Section 9 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Seller to comply with their obligations under this Agreement) and the Seller has not waived such condition on or before the Closing Date;

(c) by mutual consent of the Buyer and the Seller; or

(d) either by the Buyer or by the Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 1, 2021 or such later date as the parties may agree upon.

10.2 Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.	INDEMNIFICATION; REMEDIES.

11.1 Non-Survival. None of the representations, warranties, covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving representation, warranty, covenant and agreement shall survive the Closing for the period contemplated by its terms.

11.2 Indemnification by the Seller. Subject to the terms and conditions of this Section 11, the Seller shall indemnify the Buyer against, and shall hold the Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Buyer, based upon, arising out of, with respect to, or by reason of:

(a) Any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement; or

(b) Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement.

11.3 Indemnification by the Buyer. Subject to the other terms and conditions of this Section 11, the Buyer shall indemnify the Seller against, and shall hold the Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, with respect to or by reason of:

(a) Any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement; or

(b) Any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement.

11.4 Procedure for Indemnification of Third Party Claims.

(a) If any indemnified party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third-Party Claim") against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have the right to participate in, or by giving written notice to the indemnified party, to assume the defense of any Third-Party Claim at the indemnifying party's expense and by the indemnifying party's own counsel, and the indemnified party shall cooperate in good faith in such defense. In the event that the indemnifying party assumes the defense of any Third-Party Claim, subject to Section 11.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the indemnifying party's right to control the defense thereof. If the indemnifying party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, the indemnified party may, subject to Section 11.4(b), compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Seller and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third-Party Claim without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 11.4(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third-Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten days after its receipt of such notice, the indemnified party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the indemnifying party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the indemnifying party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the indemnified party has assumed the defense pursuant to Section 11.4(a), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any claim by an indemnified party on account of a Loss which does not result from a Third-Party Claim (a "Direct Claim") shall be asserted by the indemnified party giving the indemnifying party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. Such notice by the indemnified party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the indemnified party. The indemnifying party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the indemnified party shall allow the indemnifying party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the indemnified party shall assist the indemnifying party's investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the indemnifying party or any of its professional advisors may reasonably request. If the indemnifying party does not so respond within such 30-day period, the indemnifying party shall be deemed to have rejected such claim, in which case the indemnified party shall be free to pursue such remedies as may be available to the indemnified party on the terms and subject to the provisions of this Agreement.

11.5 Procedure For Indemnification Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

11.7 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of the party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 11. Nothing in this Section 11.7 shall limit any Person's right to seek and obtain any remedy on account of intentional fraud by any party hereto.

12.	GENERAL PROVISIONS.

12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Seller determines. Unless consented to by the Seller in advance or required by Legal Requirements, prior to the Closing, the Buyer shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Seller and the Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Buyer will have the right to be present for any such communication.

12.3 Notices. All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent electronically, sent by nationally-recognized overnight or second day delivery courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Seller, to:

Name/Company:	Beijing Xin Rong Xin Industrial Development Co., Ltd.
Address:	4-3-1, 76 Huabei Road, Ganjingzi District, Dalian, Liaoning, China
Attention:	Fuqing Zhang
Telephone:	(0086) 17302690601
Email:	367108282@qq.com

with a copy to:

Name/Company:	Carter Ledyard & Milburn LLP
Address:	2 Wall Street New York, New York 10005-2072
Attention:	Pang Zhang-Whitaker, Esq.
Telephone:	212.238.8844
Facsimile:	212.732.3232
Email:	zhang@clm.com

(b) If to the Buyer, to:

Name/Company:	Ming Zhang
Address:	No. 826, Huaguang Alley, Xinghua Street, Lingdong District, Shuangyashan City, Heilongjiang Province, China
Attention:	Ming Zhang
Telephone:	(0086)13019870720
Email:	1588458787@qq.com

with a copy to:

Name/Company:	Liaoning Moxiu Law Office
Address:	11 floor, Nord building, No. 22 Titan road, Shahekou District Dalian, Liaoning Province, China
Attention:	Rui Wang
Telephone:	(0086)17709828255
Email:	312769999@qq.com

All such notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery electronically, on the date of that delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter, (ii) in the case of delivery by nationally-recognized overnight or second day delivery courier, on the Business Day delivered, and (iii) in the case of mailing, on the sixth Business Day following that mailing. A copy of any notice or other communication sent electronically shall also be sent on the same day by registered or certified mail (return receipt requested) or by nationally recognized overnight or second day delivery courier.

12.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.7 Assignments, Successors, and no Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.9 Section Headings, Construction.

(a) All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including any schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.

(b) Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

(c) References to “dollars” or “$” mean United States Dollars.

12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.11 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, the USA, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even if under the State of New York’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE RELATED DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR HIMSELF OR ITSELF AND HIS OR ITS PROPERTY, TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK, AND, EFFECTIVE AS OF THE CLOSING, TO THE JURISDICTION OF ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PARTY ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR FEDERAL COURT. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT SUCH PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING PARAGRAPH. EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

12.12 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile and electronic counterpart signatures to this Agreement shall be acceptable and binding.

12.13 Representation by Counsel. Each of the parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

MING ZHANG

By:	/s/ Ming Zhang
Name: Ming Zhang
Address: No. 826, Huaguang Alley, Xinghua Street, Lingdong District,
Shuangyashan City, Heilongjiang Province, China
ID: 230503198707200811

SELLER:

BEIJING XIN RONG XIN INDUSTRIAL DEVELOPMENT CO., LTD

By:	/s/ Fuqing Zhang
Name: Fuqing Zhang
Title: Chairman